                                                                     EXHIBIT 4.2

The following document is a form of Nonqualified Stock Option Agreement entered into between the Registrant and various officers and employees of subsidiaries. The agreements are identical in all material respects except as to the identity of the parties, the dates of execution and the number of options granted.

NONQUALIFIED STOCK OPTION AGREEMENT



         THIS STOCK OPTION AGREEMENT (the "Agreement") is entered into this
               ,      (the "Grant Date"), by and between Champion Enterprises,
Inc., a Michigan corporation ("the Company"), and               (the
"Optionee").
                                   WITNESSETH:

         WHEREAS, Optionee is employed by the Company or one of its Subsidiaries; and

         WHEREAS, the Company wishes to provide additional incentive to Optionee, to encourage stock ownership by Optionee, and to encourage Optionee to remain in the employ of the Company and its subsidiaries; and

         WHEREAS, the Company desires that Optionee keep certain information that Optionee has acquired during Optionee's employment with the Company confidential.
         NOW, THEREFORE, the Company and Optionee hereby agree as follows:

         1. DEFINITIONS. For the purposes of this Agreement, certain words and phrases shall have the following definitions:

            a)  "Code" means the Internal Revenue Code of 1986, as amended;

            b)  "Committee" means the Compensation Committee of the Company;

            c) "Common Stock" means the common stock of the Company, par value $1.00; d) "Disability" means "disability" as defined under
                Section 22(e) of the Code;

            e) "Employment" or "Employed" (whether or not capitalized) means employment with the Company or any Parent or Subsidiary of the Company;

            f) "Parent" means any "parent corporation" as defined in Section 424(e) of the Code;

            g) "Plan" means the Company's 1995 Stock Option and Incentive Plan, as amended; h) "Subsidiary" means any "subsidiary corporation" as defined in Section 424(f) of the Code.

         2. FIRST PART. The Company grants Optionee the right and option to
purchase from the Company       shares of the Company's Common Stock at a price
of $     per share, which equals 40% of the closing price of the Company's
Common Stock on the New York Stock Exchange, as reported in The Wall Street Journal for the Grant Date (the "First Part"). The First Part must be exercised
in its entirety on or before             ,     . This grant of the First Part is
conditioned upon the agreement by Optionee not to sell or otherwise transfer the shares acquired under this First Part until at least two (2) years from the date
of exercise. In addition, if prior to               ,      Optionee terminates
employment with the Company or the Optionee is terminated for "good cause" (as defined below), Optionee shall retain only the following shares:

         Date Employment Terminated         Shares Retained
         --------------------------         ---------------
         prior to August 22, 1999               0

         prior to February 22, 2000
                                                ----
         prior to August 22, 2000
                                                ----

         prior to February 22, 2001
                                                ----
         on or after February 22, 2001
                                                ----

Shares not retained by Optionee above shall be forfeited and returned to the Company in exchange for the exercise price paid by Optionee for the forfeited shares. "Good Cause" shall mean Optionee's gross misconduct, material breach of his duties, failure to follow the reasonable instructions of his superior, or an act of fraud or dishonesty by the Optionee.

         3. SECOND PART. If Optionee exercises the First Part on or before
       ,     , the Company grants Optionee the right and option to purchase from
the Company        shares of the Company's Common Stock at a price equal to
$     per share, which is 100% of the closing price of the Company's Common
Stock on the New York Stock Exchange, as reported in The Wall Street Journal, for the Grant Date (the "Second Part"). The Options granted under this Second Part shall not be immediately exercisable, but shall be exercisable according to the following schedule:

         Number of Option Shares                                       Date Exercisable
         -----------------------                                       ----------------
                                                                       February 22, 2000
                  -----
                                                                       February 22, 2001
                  -----
                                                                       February 22, 2002
                  -----
                                                                       February 22, 2003
                  -----
                                                                       February 22, 2004
                  -----

This grant of the Second Part is conditioned upon the agreement by Optionee not to sell or otherwise transfer the shares acquired under this Second Part until at least six (6) months from the date of exercise. No portion of this Second
Part shall be exercisable after              ,     . The Second Part may be
exercised in installments. This Second Part is not intended to be an incentive stock option within the meaning of Section 422 of the Code.

         4. TERMINATION OF EMPLOYMENT.

                  a) Before Option Becomes Exercisable. If Optionee's employment with the Company shall terminate for any reason prior to Optionee's exercise in full of the First Part, Optionee's right to exercise any option under this Agreement shall terminate and all exercise rights hereunder shall cease. If Optionee exercises in full the First Part but Optionee's employment with the Company shall terminate for any reason before all or any portion of the Second Part becomes exercisable, Optionee's right to exercise that portion of the Second Part shall terminate and all exercise rights relating thereto shall cease.

                  b) Termination Other Than Death or Disability. If, on or after the first anniversary of this Agreement, Optionee's employment is terminated for any reason other than death or Disability, Optionee shall have the right, within the earlier of (1) the expiration of the option, or (2) three months after the termination of employment, to exercise any options pursuant to this Agreement to the extent that they are exercisable and unexercised on the date of Optionee's termination of employment, subject to any other limitation on exercise contained in this Agreement.

                  c) Death or Disability. If, on or after the first anniversary of this Agreement, Optionee's employment is terminated due to Optionee's death or Disability, Optionee, or the person or persons whom the option shall have transferred by will or the laws of descent and distribution, shall have the right within the earlier of (1) the expiration of the option, or (2) one year after the termination of employment, to exercise any options pursuant to this Agreement to the extent that they are exercisable and unexercised on the date of Optionee's termination of employment, subject to any other limitation on exercise contained in this Agreement.

                  d) Events Not Constituting a Termination. The transfer of Optionee from one corporation to another among the Company and any of its Subsidiaries, or a leave of absence under the leave policy of the Company or any of its Subsidiaries shall not be a termination of employment for purposes of this Agreement.

         5. EXERCISE OF OPTION. Optionee may exercise any exercisable option granted pursuant to this Agreement by completing the following steps.

                  (a) Written Notice. Delivery to the Company of a written notice signed by the Optionee: (1) for the First Part, in the form attached as EXHIBIT A; or (2) for the Second Part, in the form attached as EXHIBIT B. In addition, at the request of the Company, Optionee may be required to provide a written representation that Optionee is acquiring the shares for investment purposes only, and not for resale.

                  (b) Purchase Price. Delivery to the Company of cash, a personal check, bank draft, money order, or Common Stock (or any combination thereof) equal to the purchase price of the shares then to be purchased. Any Common Stock tendered shall be valued at the closing price of the Company's Common Stock on the first business day prior to the exercise date, as reported in The Wall Street Journal. After receipt of the above and subject to Section 8 below, the company shall issue the shares in the name of Optionee.

         6. CONFIDENTIALITY. As consideration for the options granted by this Agreement, Optionee hereby agrees as follows:

                  a) Confidentiality Agreement. Except with the prior written consent of the Company, Optionee shall not during or after the term of this
Agreement: (a) disclose, publish, or in any other manner reveal to any third party any Confidential Information (as defined below) relating to the business or assets of the Company or its Subsidiaries; or (b) make use of any Confidential Information (as hereinafter defined) for the Optionee's own purposes, or for the benefit of any person or entity other than the Company and its Subsidiaries.

                  b) Confidential Information Defined. "Confidential Information" shall include any and all information and documentation relating to the Company and its Subsidiaries, including but not limited to information relating to the operations, services, trade secrets, dealer, distributor and customer lists, promotion and pricing practices, operational methods, market plans, studies, and forecasts, product development plans, acquisition plans, design and design projects, inventions and research projects, compensation information, procurement and sales activities and procedures, the existence or substance of any agreements between Company (or any Subsidiary) and any third party, and any and all other information and documentation relating to the plans and operations of the Company or its Subsidiaries.

                  c) Disclosure of Proprietary Information. Optionee shall promptly disclose to the Company, in such form and manner as the Company may reasonably require, all operations, systems, services, methods, developments, inventions, improvements and other information or data pertaining to the business or activities of the Company as are conceived, originated, discovered or developed by Optionee (whether or not copyrighted or patented) during the term of Optionee's employment with the Company, whether before or after the execution of this Agreement. It is understood that such information is proprietary in nature and shall be, as between the Company and Optionee, for the exclusive use and benefit of the Company and shall be and remain the property of the Company. If so requested by the Company, Optionee shall execute and deliver to the Company any instrument as the Company may reasonably request to effectuate the assignment of any such proprietary information to the Company.

                  d) Termination of Employment. Upon the termination of Optionee's employment with the Company, Optionee shall deliver to the Company all records, data and memoranda of every kind and character relating to the Company and its Subsidiaries, including all copies thereof, which are in Optionee's possession or control.

                  e) Remedies for Breach. Optionee acknowledges and agrees that the Company's remedies at law for any breach of the agreements contained in this
Section 6 would be inadequate. Optionee therefore agrees that in the event of Optionee's breach of the agreements contained in this Section 6, the Company shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy or relief which may then be available. Nothing in this Section shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach, whether in law, equity, or otherwise.

         7. NO RIGHT TO CONTINUED EMPLOYMENT. This Agreement does not give the Optionee any right to be retained or to continued employment with the Company or any Subsidiary of the Company.

         8. COMPLIANCE WITH SECURITIES LAWS. Company's obligations under this Agreement are subject to compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities, and any applicable stock exchange requirements, and Company may require Optionee to provide proof of compliance with those laws, rules, and regulations. The Optionee represents and warrants to the Company that he is acquiring all shares of Common Stock under this option for investment purposes only and not with a view to resale. The Optionee acknowledges and agrees that such shares of Common Stock have not yet been registered under the Securities Act of 1933 (the "Act") or the securities laws of any state and may not be sold, transferred, assigned, offered, pledged or otherwise distributed unless there is an effective registration statement under the Act and any applicable securities laws covering such shares or the Company receives an opinion of counsel from Optionee (and concurred to by counsel for the Company) stating that such sale, transfer, assignment, offer, pledge or other distribution is exempt from registration and prospectus delivery requirements of the Act, any applicable state securities laws, or the listing requirements of any stock exchange. Optionee further acknowledges and agrees that any certificate for such shares shall contain an appropriate legend to the foregoing effect and that a stop transfer order shall be placed with the Company's transfer agent. The Company represents and warrants that as soon as practical after the Optionee exercises any of the options granted pursuant to this Agreement, the Company shall take any and all steps that are necessary or required in order to register the Common Stock pursuant to the Act.

         9. NON-ASSIGNABILITY. The options granted by this Agreement shall not be transferable by Optionee, other than by will or the laws of descent and distribution. Any transferee of these options by will or the laws of descent and distribution shall take them subject to the terms and conditions of this Agreement, and no such transfer shall be effective to bind the Company unless the Company is furnished with written notice of the transfer and a copy of the will or any other evidence the Company deems necessary to establish the validity of the transfer. The term "Optionee", as used in this Agreement, shall include any person or entity to whom any option is transferred.

         10. WITHHOLDING OF TAXES. If Optionee is employed with the Company or any of its Subsidiaries on the date of an exercise, the Company will notify Optionee of the required withholdings relating to that exercise and Optionee shall pay such amount to the Company within the time stated in the notification. If Option fails to pay the Company during such time period, the Company shall have the right to offset the amounts owed from Optionee's compensation to satisfy such withholdings. If Optionee is no longer employed with the Company or any of its Subsidiaries on the date of an exercise, Optionee must pay to the Company the required withholdings relating to that exercise at the time of exercise.

         11. DISPUTES. As a condition to the granting the options contained in this Agreement, Optionee and Optionee's successors and assigns agree that any dispute or disagreement which shall arise under or as a result of this Agreement shall be determined by the Committee in its sole discretion and judgment. Any such determination or interpretation by the Committee of the terms of this Agreement shall be final and shall be binding and conclusive for all purposes.

         12. NOTICES. Every notice relating to this Agreement shall be in writing, any notice given by mail shall be by registered or certified mail with return receipt requested. All notices to the Company shall be delivered to the following address:

                           Champion Enterprises, Inc.
                           2701 University Drive, Suite 320
                           Auburn Hills, MI 48326-9090
                           Attn:  Secretary of the Company

All notices by the Company to Optionee shall be delivered to Optionee personally, or addressed to Optionee at Optionee's last residence address as then contained in the records of the Company, or such other address as Optionee may designate.

         13. PROVISIONS OF PLAN CONTROLLING. Although the options granted pursuant to this Agreement are not issued under the terms of Champion Enterprises Inc.'s 1995 Stock Option and Incentive Plan (the "Plan"), Optionee shall have the same rights and obligations under this Agreement as if these options had been issued under the Plan, which is available upon written request to the Company. If any provisions of this Agreement conflict with any provisions of the Plan, the provisions of the Plan shall control.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

         COMPANY:                           CHAMPION ENTERPRISES, INC.

                                            By:
                                                ---------------------------
                                                     Walter R. Young, Jr.
                                                     President and Chief
                                                     Executive Officer



         OPTIONEE:
                                            ------------------------------

                                   EXHIBIT A
                        NOTICE OF EXERCISE OF FIRST PART
                       (NONQUALIFIED STOCK OPTION SHARES)

Secretary
Champion Enterprises, Inc.
2701 University Drive, Suite 320
Auburn Hills, Michigan 48326

Dear Sir:

         A stock option was granted to me on       ,    , which permits me to
purchase       shares of Champion Enterprises, Inc. Common Stock at a price of
$     per share.

         I elect to exercise this part of the option to purchase 4,000 nonqualified stock option shares. A personal check [or cash, bank draft, money order, or common stock] for the purchase price is enclosed with this letter.

         If I choose to make an 83(b) election under the Code, I shall pay the Company within fourteen (14) days from the date of that election the applicable amount to the Company to satisfy any requirements for withholding of income and employment taxes arising from this exercise. Otherwise, I understand that I shall have ordinary income each six months as the shares vest, and I agree to pay all applicable withholdings when notified.

         I acknowledge and agree that the shares of Common Stock that I am purchasing may not currently be registered under the Securities Act of 1933 (the "Act") or the securities laws of any state. I understand and agree that if these shares are not currently registered, the Company is obligated to register these shares under the Act as soon as practicable after this exercise. Notwithstanding the foregoing, I acknowledge and agree that these shares may not be sold, transferred, assigned, offered, pledged or otherwise distributed until they are registered under the Act or unless the Company receives an opinion of counsel from me (and concurred to by counsel for the Company) stating that such sale, transfer, assignment, offer, pledge or other distribution is exempt from registration and prospectus delivery requirements of the Act, any applicable state securities laws, or the listing requirements of any stock exchange.

         I represent that I will not sell or otherwise transfer any shares that I purchase pursuant to this letter for a period of two years. I also understand that if my employment with the Company is terminated within two years of the grant date of this option, a portion of the shares, pro-rated semi-annually, shall be forfeited and returned to the Company in exchange for the exercise price relating to those shares.

                                                 ---------------------------


Address:
                 --------------------
                 --------------------
SSN:                   -     -
                 ------ ----- -------
Dated:                ,
         -------------  ----

                                   EXHIBIT B
                          NOTICE OF EXERCISE OF SECOND
                       (NONQUALIFIED STOCK OPTION SHARES)


Secretary
Champion Enterprises, Inc.
2701 University Drive, Suite 320
Auburn Hills, Michigan 48326

Dear Sir:
         A stock option was granted to me on             ,     , which permits
me, upon the exercise of the first part of the option on or before
             ,     , and subject to a five-year graded vesting schedule, to
purchase 36,000 stock option shares of Champion Enterprises, Inc. Common Stock
at a price of $      per share.

         I hereby elect to exercise this part of the option to purchase stock option shares. A personal check [or cash, bank draft, money order, or common stock] for the purchase price is enclosed with this letter.

         I acknowledge and agree that the shares of Common Stock that I am purchasing may not currently be registered under the Securities Act of 1933 (the "Act") or the securities laws of any state. I understand and agree that if these shares are not currently registered, the Company is obligated to register these shares under the Act as soon as practicable after this exercise. Notwithstanding the foregoing, I acknowledge and agree that these shares may not be sold, transferred, assigned, offered, pledged or otherwise distributed until they are registered under the Act or unless the Company receives an opinion of counsel from me (and concurred to by counsel for the Company) stating that such sale, transfer, assignment, offer, pledge or other distribution is exempt from registration and prospectus delivery requirements of the Act, any applicable state securities laws, or the listing requirements of any stock exchange.

         I represent that I will not sell or otherwise transfer any shares that I purchase pursuant to this letter for a period of six months.

                                                  ---------------------------


Address:
                 --------------------
                 --------------------
SSN:                   -     -
                 ------ ----- -------
Dated:                , 200
         -------------     --